RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of January 19, 2022 (“Effective Date”), is made among GPS Funds I, GPS Funds II and Savos Investments Trust, each on behalf of each of their series listed in Schedule A as amended from time to time, severally and not jointly (each, an “Acquiring Fund”) and The Bank of New York Mellon, solely in its capacity as Trustee and on behalf of the MidCap SPDR Trust, Series 1 (the “Acquired Fund” and together with the Acquiring Funds, the “Funds”).
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”); and
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter(“Distributor”) or any brokers or dealers registered under the Securities Exchange Act of 1934 (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies; and
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered open-end investment companies, such as the Acquired Fund, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Fund to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of, and in reliance on, the Rule; and
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of theAcquired Fund in excess of the limitations of Section 12(d)(1)(A), in reliance on the Rule; and
WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of the Acquired Fund to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule; and
WHEREAS, to date such investments have been governed by a Purchasing Fund Agreement made in reliance on SEC exemptive relief that will be rescinded on the Effective Date;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Funds mayinvest in the Acquired Fund in reliance on the Rule and the Acquired Fund, Distributor, or Broker may sell shares of the Acquired Fund to the Acquiring Funds in reliance on the Rule.

1.Terms of Investment

(a)The Funds note that each Acquired Fund operates as an exchange-traded fund and is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired Fund can only be submitted by Brokers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Participation Agreement”) with the Acquired Fund’s distributor to transact in shares of the Acquired Fund. The Acquired Fund also has policies and procedures (the “Basket Policies”) that govern creations and redemptions of the Acquired Fund’s shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Participation Agreement. The Basket Policies include provisions that govern in- kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Funds will transact in shares in the Acquired Fund on the secondary market rather than through direct creation and redemption transactions with the Acquired Fund. The Funds believe that these material terms regarding an Acquiring Fund’s investment in shares of an Acquired Fund should assist the Acquired Fund’s investment adviser with making the required    findings    under    the    Rule.

(b)In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations of the Acquired Fund.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

Each Acquired Fund represents that it does not own as of the date of this Agreement, and it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund as defined in the Rule (a “Private Fund”) where immediately after such purchase or acquisition, the securities of investment companies and Private Funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff.

3.Representations and warranties of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of Shares by an Acquired Fund, Distributor, or

Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

Each Acquiring Fund acknowledges that it may not rely on this Agreement to invest in Ineligible Funds (as defined in Schedule B).

4.Termination of Purchasing Fund Agreement.

The parties hereby mutually agree to terminate the Purchasing Fund Agreement as of the Effective Date of this Fund of Funds Investment Agreement and waive any notice requirement for termination as may be set forth in such Purchasing Fund Agreement.

5.Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund: Fund Compliance Team c/o AssetMark, Inc. 1655 Grant Street, 10th Floor Concord, CA 94520 fundcompliance@assetmark.com	If to the Acquired Fund: MidCap SPDR Trust, Series1 c/o BNY Mellon as Trustee 240 Greenwich Street – 8th Floor New York, NY 10286 Attn: Patrick Griffin Email: Patrick.griffin@bnymellon.com

With a copy to: Fabio Battaglia, III Esq. Stradley Ronon Stevens & Young, LLP. 2005 Market Street Philadelphia, PA 19103 fbattaglia@stradley.com

6.Term and Termination; Assignment; Amendment

(a)This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)This Agreement shall continue until terminated, either in its entirety or with respect to one or more specific Acquired Fund(s) or Acquiring Fund(s), in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(a)This Agreement may not be assigned by either party without the prior written consent of the other.

(b)This Agreement may be amended, including the addition of Acquiring Funds to Schedule A, only in writing that is signed by each affected party.

(c)In any action involving the Acquiring Funds under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

7.Miscellaneous

(a)Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations.

(b)Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(c)Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(d)In no event and under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement or any third-party beneficiary, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provision of this Agreement, even if such party had been advised of the possibility of such loss or damages.

(e)The parties acknowledge and agree that notwithstanding anything contained in this Agreement to the contrary, each investment adviser, including any sub-adviser, of any Acquiring Fund and of any Acquired Fund is and shall be an intended third party beneficiary of this Agreement.

Signatures appear on the following page.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GPS Funds I, on behalf of each of its series listed on Schedule A, severally and not jointly

Name of Authorized Signer:	Signature	/s/ Patrick Young
Partrick Young

Title
Treasurer

GPS Funds II, on behalf of each of its series listed on Schedule A, severally and not jointly

Name of Authorized Signer:	Signature	/s/ Patrick Young
Partrick Young

Title
Treasurer

Savos Investements Trust, on behalf of each of its series listed on Schedule A, severally and not jointly

Name of Authorized Signer:	Signature	/s/ Patrick Young
Partrick Young

Title
Treasurer

MidCap SPDR Trust, Series 1

By: The Bank of New York Mellon, solely in its capacity as Trustee for the MidCap SPDR Trust, Series 1
Name of Authorized Signer:

Jeffrey B. McCarthy		/s/ Jeffrey B. McCarthy
Name of Authorized Signer:	Print	Signature
Title: Managing Director- Exchange-Traded Funds

SCHEDULE A
Applicable Funds

Acquiring Funds

GPS Funds I
GuideMark® Large Cap Core Fund
GuideMark® Emerging Markets Fund
GuideMark® Small/Mid Cap Core Fund
GuideMark® World ex-US Fund
GuideMark® Core Fixed Income Fund

GPS Funds II
GuidePath® Growth Allocation Fund
GuidePath® Conservative Allocation Fund
GuidePath® Tactical Allocation Fund
GuidePath® Absolute Return Allocation Fund
GuidePath® Multi-Asset Income Allocation Fund
GuidePath® Flexible Income Allocation Fund
GuidePath® Managed Futures Strategy Fund
GuidePath® Conservative Income Fund
GuidePath® Income Fund
GuidePath® Growth and Income Fund

Savos Investments Trust
Savos Dynamic Hedging Fund